Exhibit 99


Fairfax, VA, January 22, 1996 -- Mobil Corporation today reported estimated fourth quarter 1995 operating income of $760 million, up $105 million from the comparable period of 1994. Estimated full year 1995 operating income of $2,846 million was up $615 million from the prior year and was a record for operating income, exceeding the previous record of $2,331 million, which was set in 1980 when crude oil prices were about $35 per barrel, twice the current level.

Net special charges included in 1995 totaled $470 million. The net special charges included: (a) charges of $590 million for various worldwide restructuring initiatives;
(b) non-cash charges of $487 million resulting from the adoption of FAS 121, the new accounting standard for Impairment of Long-Lived Assets; partially offset by (c) net benefits of $607 million, mainly on sales of certain Chemical and Mining assets, and a favorable litigation settlement. These net special charges reduced 1995 reported net income to $2,376 million. Full year
1994 reported net income was $1,079 million, which included net special charges of $472 million, primarily for property writedowns and restructuring, and a non-cash charge of $680 million for the change in accounting principle related to inventories. Estimated reported earnings per common share for full year 1995 were $5.87 compared with $4.28 for full year 1994 (excluding the $680 million non-cash charge in 1994 for the change in accounting principle related to inventories).

"Compared with 1994, Mobils operating income of $2,846 million improved by $615 million, or 28%," said Lucio A. Noto, Mobils Chairman and Chief Executive Officer. "In total, Mobil had no net help from petroleum and petrochemical commodity prices. The impact of higher crude oil prices and petrochemical margins was offset by weakness in North American natural gas prices and worldwide refining margins. In spite of these business conditions, all operating segments contributed to the improvement. Mobil benefitted from strong operating performance, particularly at our refineries, and from initiatives throughout the company which reduced costs and increased sales volumes."

Controllable cash operating expenses were reduced by more than $300 million pre-tax versus 1994, and have been reduced by over $1.1 billion since 1991. This was achieved even though costs were up more than $1.5 billion due to higher volumes, new facilities, and inflation. Compared with last year, refinery throughput was up 2% and worldwide petroleum product sales volumes were up 4%. Somewhat offsetting these favorable factors, oil and gas production was 4% lower, reflecting asset sales, natural decline in the U.S., and temporary operating disruptions in Nigeria.

"In 1995, major steps were taken to further improve returns from existing assets and to profitably grow the business," said Noto. "The realignment of worldwide staff support services and restructuring programs in the U.S. and European downstream are on track. In addition, we recently announced a further restructuring in the U.S. upstream to improve competitiveness and identify additional non-core properties which will be efficiently depleted, traded, or sold. Operating expense savings from these programs are expected to ramp up during 1996. By year-end 1996, we should be in a position to realize projected annual pre-tax savings of more than $1 billion from these programs."

Mobil has also continued to sell non-core businesses that are worth more to others, and in 1995 received cash estimated at $2 billion, primarily from the sale of Mobil Chemicals Plastics Division and Mining and Minerals South Fort Meade phosphate mine. As a result, Mobils year-end debt-to-capitalization ratio declined to 27%. This level is expected to rise as Mobil increases investment spending to take advantage of the many attractive opportunities for growth in the company's core businesses, which could include acquisitions.

Mobil also advanced several large projects in 1995 that are expected to generate earnings and cash flow growth in the future. In the upstream sector, these include the liquefied natural gas
(LNG) projects in Qatar, the Hibernia oil development off the east coast of Canada, a natural gas liquids (NGL) recovery project in Nigeria, and the first phase development of oil discoveries in Equatorial Guinea. In the downstream sector, construction is progressing on refinery upgrading projects in Australia and Japan, and new market entries were made in Latin America. Consistent with our goal of being number one in lubes, Mobil is constructing a second lube base stock refinery in Saudi Arabia and is progressing a lube base stock facility at our Singapore refinery. The company is also advancing several lube blend plant projects around the world. In Chemical, Mobil is expanding its worldwide paraxylene capacity to take advantage of strong growth in the Pacific Rim. Mobil is also expanding ethylene capacity at Beaumont, Texas to improve the scale and competitiveness of that facility, and is developing a major expansion of its joint venture petrochemical complex in Saudi Arabia.

"The variability of commodity prices in 1995 underscores the fact that business conditions are likely to remain volatile and unpredictable," said Noto. "However, in this environment, Mobil continues to position itself to provide superior returns to its shareholders through cost control, initiatives, and profitable growth." Mr. Noto concluded, "1995 was a particularly difficult year for our employees as numerous restructuring initiatives were actively progressed to ensure we remain competitive over the long haul. In spite of these activities and no net help from industry fundamentals, our employees met the challenge and delivered record earnings."

                  COMPARISON OF FULL YEAR 1995 WITH 1994

The following comments address the operating performance of the major business segments during 1995, as compared with 1994:

o Exploration and Producing income of $1,393 million was $69 million higher. In the United States, income was $332 million, $26 million higher. Higher crude oil prices, lower exploration expenses, and reduced capital recovery charges more than offset lower natural gas prices and lower production, which mainly resulted from asset sales and natural field declines.

     International income of $1,061 million was $43 million higher. Higher prices for crude oil and Indonesian LNG more than offset higher operating expenses in new growth areas, lower production volumes, and lower natural gas prices in Canada and the U.K. In addition, exploration expenses were lower as a result of improved drilling success and the timing of well completions.

o    Marketing and Refining income of $1,142 million was $178
     million higher. Income in the United States was $333 million, $60 million higher. Benefits from business initiatives, including lower expenses, higher sales volumes, improved lube income, and excellent refinery performance offset weaker business conditions.

     International income was $809 million, $118 million higher. More than offsetting generally weak refining margins and lower marketing margins, especially in Japan, were lower expenses in Europe and Australia, benefits from ongoing business initiatives, higher sales volumes, particularly in the rapidly growing Pacific Rim countries, higher lube income, and the benefit of the Singapore refinery upgrade.

o Chemicals record income of $679 million was $455 million higher. Petrochemical income improved significantly as a result of higher worldwide polyethylene and paraxylene margins. Our petrochemical joint venture in Saudi Arabia, in the final year of its tax holiday, contributed substantially to the improvement. Increased volumes from the Singapore aromatics complex also boosted income. Additionally, income from the OPP films business was higher, resulting from lower expenses and other benefits from business initiatives.

o Corporate and Other expense of $73 million was $1 million higher, as increased real estate income and lower expenses were offset by one-time costs associated with the staff support services realignment.

o Net Financing Expense of $295 million was $86 million higher, mainly reflecting higher average effective interest rates this year, and the absence of certain favorable non-recurring items reported in last years results.


           COMPARISON OF 4TH QUARTER 1995 WITH 4TH QUARTER 1994

Mobil's estimated fourth quarter 1995 operating income was $760 million, up $105 million, or 16%, from fourth quarter 1994. Net special benefits this quarter were $15 million, including gains on asset sales of $598 million (mainly from Mobil Chemicals Plastics Division and Mining & Minerals South Fort Meade phosphate rock mine), non-cash charges of $487 million for asset impairments resulting from the adoption of FAS 121, and other net charges of $96 million, mainly for further restructuring in North American E&P and European lubricant blending. The net special benefits increased this year's fourth quarter net income to $775 million. Fourth quarter 1994 net income was $523 million and included net special charges of $132 million. The following comments address the operating performance of the major business segments during the fourth quarter versus the same quarter last year:

o Exploration and Producing income of $339 million was $6 million lower. In the United States, income of $95 million was $37 million higher, as the impact of higher natural gas prices, lower exploration expenses, and reduced capital recovery charges were partly offset by lower production volumes. International income was $244 million, down $43 million. The impacts of lower production volumes, lower natural gas prices in Canada and the U.K., and higher expenses in new growth areas were partly offset by higher liquids prices and lower exploration expenses.

o Marketing and Refining income of $379 million was $109 million higher. In the United States, income was $98 million, up $44 million. Ongoing business initiatives resulted in lower operating expenses, improved refinery performance, higher sales volumes, and increased lube income, which more than offset weaker business conditions. International income of $281 million was $65 million higher, reflecting higher refining margins in all enclaves, lower operating expenses, particularly in Europe and Australia, and the benefits of the Singapore refinery upgrade.

o Chemical income of $140 million was up $30 million, as higher volumes, better paraxylene margins, and business initiatives more than offset lower polyethylene margins.

o Net Financing Expense of $80 million was $26 million higher, principally due to higher average effective interest rates and the absence of certain favorable non-recurring items reported in the fourth quarter of 1994.

Capital and Exploration Expenditures for the fourth quarter of 1995 were estimated at $1,371 million, an increase of $212 million from the comparable period last year. For full year 1995, worldwide capital and exploration expenditures were estimated at $4,268 million, compared with $3,825 million for full year 1994.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended December 31, 1995 was 13.5%, compared with 10.4% for 1994 (excluding the cumulative effect of the change in accounting principle). Estimated Return on Average Capital Employed for the twelve months ended December 31, 1995 was 11.0%, compared with 8.4% for 1994 (excluding the cumulative effect of the change in accounting principle).

Mobil's estimated Debt to Capitalization Ratio was 27% at December 31, 1995 and 31% at December 31, 1994.

Common Stock Dividends were $.925 per share in the fourth quarter of 1995, $.075 per share higher than the comparable quarter of 1994. Full year 1995 common stock dividends of $3.625 per share were $.225 higher than full year 1994.


Laurie Spahr   466-1014 or (703) 846-1014
Corp. Public Relations  http://www.mobil.com/
3225 Gallows Rd. #3C819
Fairfax, VA  22037

                                                                    Table 1

                           MOBIL CORPORATION

                               Fourth Quarter           Twelve Months
                           ----------------------  ----------------------
                            1994    1995    Incr/   1994    1995    Incr/
INCOME  ($MM)               Act     Est    (Decr)   Act     Est    (Decr)
                           ------  ------  ------  ------  ------  ------
Petroleum Operations
  E&P: United States          20    (292)   (312)    125    (107)   (232)
       International         287     156    (131)    951     948      (3)
                           ------  ------  ------  ------  ------  ------
  Total E&P                  307    (136)   (443)  1,076     841    (235)

  M&R: United States          57      98      41     241     229     (12)
       International         172     220      48     647     451    (196)
                           ------  ------  ------  ------  ------  ------
  Total M&R                  229     318      89     888     680    (208)
                           ------  ------  ------  ------  ------  ------
Total Petroleum              536     182    (354)  1,964   1,521    (443)

Chemical                     103     641     538     102   1,164   1,062
Corporate and Other (a)      (62)     32      94     (98)    (14)     84
Net Financing Expense        (54)    (80)    (26)   (209)   (295)    (86)
                           ------  ------  ------  ------  ------  ------
Income Before Change in
  Accounting Principle       523     775     252   1,759   2,376     617

Change in Accounting
  Principle (b)                -       -       -    (680)      -     680
                           ------  ------  ------  ------  ------  ------
Net Income                   523     775     252   1,079   2,376   1,297
==========                 ======  ======  ======  ======  ======  ======

COMMON SHARES OUTSTANDING (MM)
  Average                  397.0   394.6    (2.4)  398.0   395.4    (2.6)
  End of Period              ...     ...      ...  396.0   394.6    (1.4)

EARNINGS PER COMMON SHARE
 BASED ON ($) (c)
  Before Chg in Accounting
     Principle              1.28    1.93    0.65    4.28    5.87    1.59
  Net Income                1.28    1.93    0.65    2.57    5.87    3.30

DIVIDENDS
  Common Stock
    Total Paid ($MM)         337     365      28   1,353   1,434      81
    Per Share ($)           0.85   0.925   0.075    3.40   3.625   0.225

  Preferred Stock ($MM)       15      14      (1)     58      56      (2)

(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                      Table 2

                                   MOBIL CORPORATION


                     1994 by Quarter and Year        1995 by Quarter and Year
INC. ADJ. FOR     ------------------------------  ------------------------------
 SPEC. ITEMS ($MM)  1Q    2Q    3Q    4Q   Year     1Q    2Q   3Q    4Q    Year
                                                                     Est   Est
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
Petroleum Oper.
  E&P:  U.S.        77    79    92    58    306     82   109    46    95    332
        Int'l      258   256   217   287  1,018    295   266   256   244  1,061
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
  Total E&P        335   335   309   345  1,324    377   375   302   339  1,393

  M&R:  U.S.        61    74    84    54    273      -    87   148    98    333
        Int'l      175   150   150   216    691    146   153   229   281    809
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
  Total M&R        236   224   234   270    964    146   240   377   379  1,142
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
Total Petroleum    571   559   543   615  2,288    523   615   679   718  2,535

Chemical            15    39    60   110    224    174   186   179   140    679
Corp and Other (a) (13)  (31)  (12)  (16)   (72)     4   (22)  (37)  (18)   (73)

Net Financing Exp. (38)  (54)  (63)  (54)  (209)   (65)  (73)  (77)  (80)  (295)
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
Oper. Inc. Bef. Spec.
 Items and Change in
 Acctng. Principle 535   513   528   655  2,231    636   706   744   760  2,846

Special Items        -  (315)  (25) (132)  (472)     -  (527)   42    15   (470)

Change in Accounting
  Principle (b)   (680)    -     -     -   (680)     -     -     -     -      -
                  ----- ----- ----- ----- ------  ----- ----- ----- ----- ------
Net Income        (145)  198   503   523  1,079    636   179   786   775  2,376
==========        ===== ===== ===== ===== ======  ===== ===== ===== ===== ======

EARNINGS PER COMMON SHARE
 BASED ON:  ($) (c)
  Oper. Inc. Bef. Spec.
   Items and Change in
   Acctng. Princip1.31  1.25  1.29  1.61   5.46   1.57  1.75  1.85  1.89   7.06

  Net Income       (.40)0.46  1.23  1.28   2.57   1.57  0.42  1.95  1.93   5.87


(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                    Table 3
                                     MOBIL CORPORATION

                       1994 by Quarter and Year       1995 by Quarter and Year
SPECIAL ITEMS       ----------------------------- -------------------------------
  AFFECTING INCOME   1Q    2Q    3Q   4Q    Year    1Q    2Q       3Q   4Q   Year
   ($MM)                                                                Est   Est
                   ----- ----- ---- ----- ------- ----  -----    ---- ----- -----
E&P United States
  Asset Sales          -     -    -   (21)    (21)   -    (22)      -     -   (22)
  Asset Impairment     -     -    -     -       -    -      -       -  (366) (366)
  Prop. Writedowns     -  (143)   -   (17)   (160)   -      -       -     -     -
  Restructuring        -     -    -     -       -    -    (30) (a)  -   (21)  (51)

E&P International
  Asset Sales          -     -    -     -       -    -      -       -    23    23
  Asset Impairment     -     -    -     -       -    -      -       -  (121) (121)
  Prop. Writedowns     -   (42) (16)    -     (58)   -      -       -     -     -
  Tax Adjustment       -     -    -     -       -    -      -       -    26    26
  Restructuring        -     -   (9)    -      (9)   -    (25) (a)  -   (16)  (41)


M&R United States

  Restructuring        -     -    -   (11)    (11)   -   (104) (b)  -     -  (104)
  LIFO/Other Inv. Ad   -     -    -    14      14    -      -       -     -     -
  Prop. Writedowns     -   (35)   -     -     (35)   -      -       -     -     -


M&R International
  LIFO/Other Inv. Ad   -     -    -     -       -    -      -       -   (13)  (13)
  Restructuring        -     -    -   (44)    (44)   -   (268) (c)  -   (48) (316)
  Prop. Writedowns     -     -    -     -       -    -      -     (29)    -   (29)

Chemical
  Asset Sale           -     -    -     -       -    -      -       -   501   501
  Restructuring        -  (115)   -     -    (115)   -    (16) (a)  -     -   (16)
  Environ. Prov.       -     -    -    (7)     (7)   -      -       -     -     -

Corp/Other
  Asset Sale           -     -    -     -       -    -      -       -    74    74
  Environmental        -     -    -     -       -    -      -       -   (24)  (24)
  Restructuring        -    20    -     -      20    -    (62) (a)  -     -   (62)
  Prop. Writedowns     -     -    -   (46)    (46)   -      -       -     -     -
  Litigation Settle.   -     -    -     -       -    -      -      71     -    71
                   ----- ----- ---- ----- ------- ----  -----    ---- ----- -----
Total Specials         -  (315) (25) (132)   (472)   -   (527)     42    15  (470)
Change in Accounting
   Principle        (680)    -    -     -    (680)   -      -       -     -     -
                   ----- ----- ---- ----- ------- ----  -----    ---- ----- -----
Total Spec/Other
   Items            (680) (315) (25) (132) (1,152)   -   (527)     42    15  (470)
                   ===== ===== ==== ===== ======= ====  =====    ==== ===== =====

(a) Staff redesign project.
(b) Includes $65 million for staff services redesign and $39 million for further restructuring of marketing and refining operations.
(c) Includes $88 million for staff services redesign and $180 million for European refining.


                                                                      Table 4

                                   MOBIL CORPORATION

                               Fourth Quarter             Twelve Months
                         -------------------------  --------------------------
CAPITAL AND EXPLORATION   1994     1995     Incr/    1994      1995     Incr/
  EXPENDITURES ($MM)       Act      Est    (Decr)     Act       Est    (Decr)
                         -------  -------  -------  -------   -------  -------
Petroleum Operations
  E&P: United States
    Exploration Expenses     38       18      (20)     115        71      (44)
    Other Expenditures      129      235      106      486       759      273
                         -------  -------  -------  -------   -------  -------
    Total E&P--U.S.         167      253       86      601       830      229
  International
    Exploration Expenses    136      130       (6)     401       353      (48)

    Other Expenditures      333      452      119    1,156     1,496      340
                         -------  -------  -------  -------   -------  -------
    Total E&P--Int'l        469      582      113    1,557     1,849      292
                         -------  -------  -------  -------   -------  -------
  Total E&P                 636      835      199    2,158     2,679      521

  M&R: United States        198      142      (56)     572       475      (97)
       International        237      307       70      725       809       84
                         -------  -------  -------  -------   -------  -------
  Total M&R                 435      449       14    1,297     1,284      (13)
                         -------  -------  -------  -------   -------  -------
Total Petroleum           1,071    1,284      213    3,455     3,963      508

Chemical                     53       69       16      212       224       12
Other                        35       18      (17)     158        81      (77)
                         -------  -------  -------  -------   -------  -------
Total Mobil Corporation   1,159    1,371      212    3,825     4,268      443
                         =======  =======  =======  =======   =======  =======

OTHER FINANCIAL DATA ($MM)
  Total Revenues         19,164   19,766      602   67,383    74,879    7,496

  Income Taxes              414      405       (9)   1,919 (a) 2,016       97

AVERAGE U.S. PRICES
  Crude  ($/BBL)          13.98    13.88    (0.10)   12.91     14.52     1.61
  NGL  ($/BBL)            11.23    10.03    (1.20)   10.37      9.94    (0.43)
  Natural Gas ($/MCF)      1.62     1.84     0.22     1.90      1.58    (0.32)

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)          16.36    16.73     0.37    15.66     16.94     1.28
  Natural Gas ($/MCF)      2.46     2.38    (0.08)    2.44      2.47     0.03


(a) Excludes income taxes attributable to change in accounting principle related to foreign inventories.

                                                                  Table 5

                            MOBIL CORPORATION

                                Fourth Quarter           Twelve Months
                            ----------------------  ----------------------
                             1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS         Act     Est    (Decr)   Act     Est    (Decr)
                            ------  ------  ------  ------  ------  ------
NET PRODUCTION OF LIQUIDS (TBD)

  United States               310     273     (37)    300     281     (19)
  Canada                       59      54      (5)     57      53      (4)
  Indonesia                    70      73       3      77      77       -
  Nigeria                     177     181       4     175     157     (18)
  Norway                       92      90      (2)     95      91      (4)
  United Kingdom               78      77      (1)     70      75       5
  Other                        86      62     (24)     80      74      (6)
                            ------  ------  ------  ------  ------  ------
  Total International         562     537     (25)    554     527     (27)
                            ------  ------  ------  ------  ------  ------
  Worldwide                   872     810     (62)    854     808     (46)
                            ======  ======  ======  ======  ======  ======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States             1,558   1,335    (223)  1,568   1,443    (125)

  Canada                      485     439     (46)    461     432     (29)
  Germany                     381     366     (15)    368     399      31
  Indonesia                 1,700   1,491    (209)  1,654   1,542    (112)
  United Kingdom              578     759     181     470     577     107
  Other                       153     171      18     149     148      (1)
                            ------  ------  ------  ------  ------  ------
  Total International       3,297   3,226     (71)  3,102   3,098      (4)
                            ------  ------  ------  ------  ------  ------
  Worldwide                 4,855   4,561    (294)  4,670   4,541    (129)
                            ======  ======  ======  ======  ======  ======
TOTAL NET
  PRODUCTION (TBDOE)        1,735   1,621    (114)  1,684   1,615     (69)
                            ======  ======  ======  ======  ======  ======

NATURAL GAS SALES (MMCFD)
  United States
    Equity                  1,975   1,709    (266)  1,932   1,791    (141)
    Resale                  1,215   1,291      76     878   1,604     726
                            ------  ------  ------  ------  ------  ------
  Total United States       3,190   3,000    (190)  2,810   3,395     585
  International             3,648   3,534    (114)  3,127   3,260     133
                            ------  ------  ------  ------  ------  ------
  Worldwide                 6,838   6,534    (304)  5,937   6,655     718
                            ======  ======  ======  ======  ======  ======


                                                                    Table 6

                              MOBIL CORPORATION

                                  Fourth Quarter           Twelve Months
                              ----------------------  ----------------------
                               1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)   Act     Est    (Decr)
                              ------  ------  ------  ------  ------  ------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States               874     891      17     857     895      38
    Europe                      417     356     (61)    420     410     (10)
    Pacific Rim                 622     667      45     622     658      36
    All Other                   156     174      18     163     148     (15)
                              ------  ------  ------  ------  ------  ------
    Total                     2,069   2,088      19   2,062   2,111      49
  Runs for Mobil by Others       16       9      (7)     20       9     (11)
                              ------  ------  ------  ------  ------  ------
  Worldwide Runs for Mobil    2,085   2,097      12   2,082   2,120      38
                              ======  ======  ======  ======  ======  ======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade            526     551      25     522     539      17
      Supply/Other Sales        198     232      34     155     215      60
                              ------  ------  ------  ------  ------  ------
    Total Automotive Sales      724     783      59     677     754      77
    Distillates/Jet Fuel        338     355      17     299     318      19
    Other                       200     208       8     196     213      17
                              ------  ------  ------  ------  ------  ------
    Total United States       1,262   1,346      84   1,172   1,285     113
  Europe                        855     872      17     810     803      (7)
  Pacific Rim                   822     789     (33)    777     793      16
  All Other                     352     387      35     316     331      15
                              ------  ------  ------  ------  ------  ------
  Worldwide                   3,291   3,394     103   3,075   3,212     137
                              ======  ======  ======  ======  ======  ======

U.S. CHEMICAL PRODUCTION (MM LBS)
  Polyethylene                  415     419       4   1,695   1,735      40

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                648     646      (2)  2,088   2,914     826
  Plastics                      498     369    (129)  1,846   1,918      72
  Chemical Products              29      29       -     101     115      14
                              ------  ------  ------  ------  ------  ------
    Total                     1,175   1,044    (131)  4,035   4,947     912
                              ======  ======  ======  ======  ======  ======
